Exhibit 99.2

Medizone International Announces Commencement of Involuntary Bankruptcy Proceedings Against the Company

Kalamazoo, Michigan, April 20, 2018.  Medizone International, Inc. (OTCQB:MZEI) or Medizone, manufacturer of the AsepticSure® system, today announced that certain creditors of the Company have commenced an involuntary bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code against the Company.  The creditors include Mr. Edwin G. Marshall, the former Chairman and Chief Executive Officer of the Company, and Dr. Jill C. Marshall, the former Director of Operations of the Company.  The Company is evaluating its options in light of the involuntary bankruptcy proceeding.

About Medizone International, Inc.

Medizone International, Inc. is focused on commercializing the AsepticSure® System, a superior disinfectant technology compared to conventional systems or practices.  The company developed the AsepticSure® System to combine oxidative compounds (O3 and H2O2) to produce a unique mixture of free radicals (H2O3 known as trioxidane) with much higher oxidative potential than ozone or hydrogen peroxide alone.  After securing broad IP protection for the use of trioxidane for both healthcare and non-healthcare facility disinfecting systems and bioterrorism applications, Medizone released its AsepticSure® System for use in Canada, and several other global markets.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the risk that government and international agencies and organizations may not adopt our system, global economic conditions generally, government regulation, manufacturing and marketing risks, adverse publicity risks, risks associated with our entry into the U.S. and other markets, expansion and operations.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

For press information on Medizone International, please contact:

John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 269-202-5020
 E: j.pentony@medizoneint.com

For more information, visit:
www.medizoneint.com
 Email: operations@medizoneint.com